Exhibit 4.C.2

                                 AMENDMENT NO. 1
                                     TO THE
                              AMENDED AND RESTATED
                                RIGHTS AGREEMENT

     THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this "Amendment") is dated as of December 20, 2000, and is being entered into between The FINOVA Group Inc., a Delaware corporation (the "Company"), and Harris Trust & Savings Bank, N.A., as the rights agent (the "Rights Agent").

                                    RECITALS

     WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of February 15, 1992, as amended and restated as of September 14, 1995, between the Company and Bank One, Arizona, N.A. (succeeded by Harris Trust & Savings Bank, N.A.), as Rights Agent, as amended (the "Rights Agreement");

     WHEREAS, the Company and Leucadia National Corporation, a New York corporation (the "Purchaser") are entering into that certain Securities Purchase Agreement dated as of December 20, 2000 (the "Purchase Agreement").

     WHEREAS, pursuant to the terms of the Purchase Agreement, the Company has agreed to issue and sell to the Purchaser, and the Purchaser has agreed to purchase from Company, (i) shares of the Company's Series B Convertible Preferred Stock, $0.01 par value per share (the "Series B Preferred Stock"), which are convertible into shares of the Company's Common Stock, $0.01 par value per share ("Common Shares"), pursuant to the terms of the Certificate of Designation (as defined in the Purchase Agreement), and (ii) a warrant to purchase shares of the Common Stock (the "Warrant");

     WHEREAS, pursuant to the Purchase Agreement, promptly after the Purchaser's acquisition of the Series B Preferred Stock and the Warrant, the Company will make a rights offering, (the "Series C Rights Offering") pursuant to which holders of Common Stock will be entitled to purchase shares of the Company's Series C Convertible Preferred Stock, $0.01 par value per share (the "Series C Preferred Stock") and, collectively with the Series B Preferred Stock, the "Convertible Preferred Stock"), which are convertible into shares of Common Stock, pursuant to the terms of the Certificate of Designation;

     WHEREAS, the Purchaser has agreed to act as standby purchaser of up to $100 million of the consideration to be received in the Series C Rights Offering, and as a result Purchaser may acquire shares of Series C Preferred Stock;

     WHEREAS, the Company and the Purchaser desire that none of the execution or delivery of the Purchase Agreement or the consummation of the transactions contemplated by the Purchase Agreement, including the issuance of shares of the Convertible Preferred Stock or the Warrant or the conversion into, or exercise for, Common Shares, of the Convertible Preferred Stock or Warrant issued to the Purchaser pursuant thereto, will cause (i) the rights issued pursuant to the Rights Agreement to become exercisable, (ii) the Purchaser to be deemed an "Acquiring Person" or (iii) the "Distribution Date" to occur upon any such event.
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     WHEREAS,  the parties  hereto desire to enter into this Amendment to amend, restate or add to the sections of the Rights Agreement as set forth herein; and

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Rights Agreement may be amended in writing and upon execution by the Company and the Rights Agent.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. The first sentence of Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety and is replaced by the following sentence:

     "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 20% or more of the Common Shares of the Company then outstanding, but shall not include The Dial Corp, the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan; provided, however, that Leucadia shall not be an Acquiring Person as a result of (i) the execution and delivery by the Company and Leucadia of the Leucadia Securities Purchase Agreement, the issuance of the Warrant to Leucadia, or the consummation of the transactions contemplated thereby, (ii) the acquisition by Leucadia of Common Shares upon conversion of shares of the Series B Preferred Stock acquired by Leucadia pursuant to the terms of the Leucadia Securities Purchase Agreement, shares of the Series C Preferred Stock acquired by Leucadia pursuant to the Series C Rights Offering, whether pursuant to its commitment as standby purchaser or otherwise, or upon the exercise of the Warrant, or (iii) the acquisition by Leucadia of additional Common Shares, shares of Series B Preferred Stock or shares of Series C Preferred Stock, at any time subsequent to the consummation of the transactions contemplated by the Leucadia Securities Purchase Agreement.

2. Following definitions are added to Section 1 of the Agreement as follows, and the existing definitions are hereby amended to redesignate them in alphabetic order:

     (i) "Leucadia" shall mean Leucadia National Corporation, a New York corporation.

     (n) "Series C Rights Offering" shall mean the offering of rights to purchase the Company's Series C Preferred Stock, $0.01 par value, and the agreement by which Leucadia will act as a standby purchaser for such offering as contemplated by the Leucadia Securities Purchase Agreement.

     (j) "Leucadia Securities Purchase Agreement" shall mean the Securities Purchase Agreement dated as of December 20, 2000 between the Company and Leucadia, as the same may be amended from time to time prior to the issuance of the Series B Preferred Stock contemplated thereby.

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
     (r) "Warrant" shall mean the warrant to purchase Common Stock to be issued by Company to Leucadia pursuant to the Leucadia Securities Purchase Agreement, substantially in the form attached thereto.

3. Any other amendments to the Rights Agreement necessary to implement the intention of the parties that the execution and delivery of the Purchase Agreement, and the consummation of the transactions contemplated by the Purchase Agreement, including the conversion into, or exercise for, Common Shares, of the Convertible Preferred Stock or Warrant issued to the Purchaser pursuant thereto, will cause (i) the rights issued pursuant to the Rights Agreement to become exercisable, (ii) the Purchaser to be deemed an "Acquiring Person" or (iii) the "Distribution Date" to occur upon any such event are hereby incorporated into the terms of this Amendment.

4. Each of the parties hereto agrees to use reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective this Amendment.

5. Except as modified herein, the Rights Agreement is affirmed by the parties hereto in its entirety and shall remain in full force and effect.

6. This Amendment shall be effective as of the date hereof. Notwithstanding the foregoing, if the Leucadia Securities Purchase Agreement is terminated, this Amendment will be void and shall have no effect.

7. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which, taken together, shall be deemed to be one and the same instrument.

8. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

9. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.


                            [SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to the
Rights Agreement to be duly executed and delivered by their authorized representatives as of the date first written above.



    THE COMPANY:               THE FINOVA GROUP INC.



                               By: /s/ Matthew M. Breyne
                                   ---------------------------------------------
                                   Name:  Matthew M. Breyne
                                   Title:  President and Chief Executive Officer


    THE RIGHTS AGENT:          HARRIS TRUST & SAVINGS BANK, NA



                               By: /s/ Martin J. McHale
                                   ---------------------------------------------
                                   Name:  Martin J. McCale
                                   Title:  Vice President

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